UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Ambarella, Inc.

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AMBARELLA, INC.

Dear Shareholders:

On May 3, 2024, Ambarella, Inc. (“Ambarella,” the “Company” or “we”) filed a definitive proxy statement in connection with our 2024 Annual Meeting of Shareholders, to be held on June 12, 2024. One of the proposals to be voted on by our shareholders at the Annual Meeting and described in our Proxy Statement is the approval of the amendment and restatement of our 2021 Equity Incentive Plan (the “Plan”) to increase the number of ordinary shares that may be issued under the Plan by 1,750,000 shares (“Proposal No. 4” or the “Equity Plan Proposal”). If our shareholders approve the Equity Plan Proposal, we anticipate that the shares will be sufficient to meet our expected needs for two years and provide a very important tool for attracting, motivating and retaining talented employees that have made Ambarella successful.

Recently, Institutional Shareholder Services (“ISS”) released a report recommending that our shareholders vote against the Equity Plan Proposal. ISS’s formulaic analysis in recommending against the Equity Plan Proposal does not consider several relevant and important considerations, which are described below.

Our board of directors unanimously recommends you cast your vote FOR the Equity Plan Proposal.

I.	Our Business Transformation Continues

In making its assessment, ISS does not consider the nature of Ambarella’s business or its growth strategy. Approval of the Equity Plan Proposal is vital to sustaining our momentum as we strive to build significant shareholder value through a broad range of exciting opportunities for our latest generations of AI SoC solutions. In recent years, we have been investing significantly for long-term growth. We developed and integrated a proprietary AI inference processor with our traditional video processor, which became our CV2 family of AI computer vision processors, which often process advanced applications like object detection and classification. The CV2 family has been a significant success, representing approximately 60% of our fiscal 2024 revenue and allowing us to address a broader range of markets and applications, such as automotive ADAS, enterprise class security cameras, and a variety of smart home and enterprise robotic applications. More recently, we introduced our 3rd generation of AI inference processors, which enable us to address incremental and computationally intense AI applications and efficiently process transformer AI networks, which is a foundation for generative AI (“GenAI”) and large language model (“LLM”), applications. This technology is creating additional opportunities for us, including serving as central domain controllers for L2+ autonomous vehicles and industrial robotics. While many of these opportunities are much larger than we have addressed in the past, they have longer design cycle times and require greater investment. We believe the investments we have made are bearing fruit and, in order to continue our momentum and capitalize on our significant investment, stability in our employee base is critical.

II.	Our Pay Philosophy Supports and is Central to our Business Strategy

Our compensation program is designed to align executive and employee compensation with long-term shareholder interests and the achievement of the Company’s strategic objectives.

• Equity is needed to attract talent in a very competitive market. The success of our business is dependent on our ability to not only motivate and retain our talented team to achieve important goals, but also to recruit top engineering talent, including engineers with AI experience. Our workforce is predominantly comprised of engineering talent, with approximately 75% of our employees engaged in research and development, the majority of whom are software engineers. As you consider the Equity Plan Proposal, we ask that you bear in mind that we compete for talent in an industry and in geographic regions, including Silicon Valley, where equity incentives are needed to attract and retain employees. Moreover, as AI has become a primary focus in many markets, we are increasingly competing for talented engineers with some of the largest companies in the world (by market cap) and which can offer very competitive pay programs. To be able to attract and retain executive and engineering talent, the ability to offer competitive equity compensation is critical.

We note that ISS uses a broader peer group than we do. ISS’s peer group includes a number of equipment-focused semiconductor companies with whom we do not compete for talent and smaller companies. These companies tend to have different equity grant practices and compete for employees with a different set of peer companies than we do.

• Equity is a fundamental component of our compensation structure supported by shareholders. Our compensation strategy, which has been supported by our shareholders and even by ISS, including this year, has served us well. Equity compensation is a fundamental element of our pay-for-performance philosophy, which incentivizes employees throughout the organization, and not just our executive officers, to strive for long-term increased shareholder value. As of April 1, 2024, approximately 98% of our employees had received an equity award. In fiscal year 2024, employees who are not executive officers received approximately 83% of the equity awards granted by the Company. Equity compensation also represents a significant portion of the total compensation for our key executives. In fiscal year 2024, approximately 82% of our CEO’s, and, on average, approximately 80% of our other named executive officers’ target total direct compensation consisted of equity compensation, which was split equally between time-based and performance-based awards. We believe the high percentage of compensation paid in the form of equity awards closely aligns the interests of our executives and employees with those of our shareholders. For example, none of the performance-based RSUs granted to our executives in fiscal year 2022 vested in 2024, representing the alignment of value creation and sustained performance in our compensation structure. In addition, we review market data on equity compensation to try to ensure our pay packages are competitive for all levels of employees, including our executives, and we will continue to monitor this data over time.

• Without the benefit of equity awards, we would be forced to rely on other forms of compensation. As described above, equity is a central component of compensation for many of our employees, including those at a senior level within our organization. These awards play a very critical role in enabling us to attract and retain high-caliber talent, while ensuring that the interests of that talent are appropriately aligned with those of our shareholders. ISS does not factor in the implications for us and our shareholders if the Equity Plan Proposal is not approved. The inability to grant equity awards may force us to rely on cash as an alternative form of compensation, which might be better allocated to other business uses to support our business transformation and future growth. Worse, the inability to grant equity awards may prevent us from continuing to be able to attract and retain talent necessary for us to achieve our objectives, which would negatively impact all our stakeholders.

III.	We Adhere to Prudent Equity Grant Practices

• We are committed to maintaining best practices in our use of the Plan. We believe our equity usage strikes the correct balance between retaining employees in a very competitive industry and responsibly managing dilution levels. Over the past three years since the 2021 Plan was approved by shareholders, our burn rate and overhang have both decreased. Our three-fiscal year average gross burn rate has declined from 4.4% in fiscal year 2021 to 3.65% in fiscal year 2024, and our overhang has declined from 10.2% to 8.9% over the same period. Moreover, we have reduced the burn rate despite our total headcount growing by 129 employees (an increase of 16%) since the end of fiscal year 2021. We are committed to continuing this responsible grant practice. If the Equity Plan Proposal is approved, we anticipate the available shares will be sufficient to meet our needs for two years.

• Our use of equity is reasonable compared to our compensation peer group. In comparison to our executive compensation peer group, the proposed pool of shares under the Plan is reasonable. Our five-year average gross burn rate is at the median of our executive compensation peer group and our current share overhang, as of April 1, 2024, is below the median of the peer group. Even including the proposed additional 1,750,000 shares, our overhang would be slightly below the median of our executive compensation peer group.

• If approved, we anticipate the available shares will be sufficient to meet our needs for two years. By asking for approximately 1.3 years’ worth of shares for equity grants, which we anticipate will last for two years when added to previously approved shares, we are taking a disciplined approach. If approved, these shares will provide stability to our overall compensation program and will give shareholders an opportunity to again vote on this matter in 2026.

• Discretionary vesting treatment in the event of a change in control is reasonable. ISS notes that the Plan allows for discretionary vesting treatment in the event of a change in control. We believe this is reasonable and allows our Board of Directors and compensation committee to tailor the treatment of outstanding equity awards to the particulars of a change of control transaction. We also note this is not a new feature and was part of the Plan when the Plan was approved by shareholders in 2021.

IV.	Our executive compensation program has received support from ISS and shareholders.

It is important to recognize that ISS’s recommendation on our Equity Plan Proposal was not due to concerns with the attributes of our overall compensation program or our underlying corporate governance policies. In fact, ISS finds that our compensation practices are appropriate and reasonably align our CEO’s and other named executive officers’ pay with performance. ISS also recognized the best practices in the Plan as well as our compensation program more broadly.

Our shareholders have been supportive of our general approach to compensation, as indicated by consistently high support of our Say-on-Pay proposals over multiple years (2023: 88.9%, 2022: 94.3%, 2021: 93.6%). To vote against the Equity Plan Proposal now would effectively undermine the wishes of the shareholders who have overwhelmingly supported our pay practices.

For All These Reasons, our Board of Directors recommends That You Vote “FOR” Proposal No. 4.

Our compensation committee has historically used equity compensation as a critical component of our overall compensation program, both for our executive team and for substantially all our employees, as it creates a strong link between the incentives of our employees and the interests of our shareholders and conserves our cash resources to support our growth objectives. The approval of the additional shares is necessary for the Company to continue to attract and retain employees and executives in a manner that has been consistently approved by our shareholders.

We would like to assure you of our commitment to continue to increase the value of Ambarella while working within the compensation framework described in our 2024 Proxy Statement.

We thank you for the time you have focused on this matter and your careful consideration of this proposal.

Sincerely,

Feng-Ming Wang

CEO and Chairman of the Board

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